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                                                                   EXHIBIT 10.20

                            BROADBAND SPORTS, INC.
                              STRATEGIC AGREEMENT

     This Strategic Agreement (this "Agreement") is made and entered into as of April 12, 2000 (the "Effective Date"), by and between DIRECTV Enterprises, Inc., a Delaware corporation ("Enterprises") and DIRECTV, Inc., a California corporation and a wholly-owned subsidiary of Enterprises ("DTV"), on the one hand, and Broadband Sports, Inc., a Delaware corporation ("BBS"), on the other hand. Enterprises and DTV are sometime referred to herein collectively as "DIRECTV". Enterprises, DTV and BBS shall each constitute a "Party" under this Agreement and shall collectively constitute the "Parties" under this Agreement.

                                   RECITALS

     WHEREAS, DIRECTV has established a direct broadcast satellite ("DBS") service-based multi-channel distribution system in the USA currently known as "DIRECTV";

     WHEREAS, BBS is a leading provider of content to sports enthusiasts;

     WHEREAS, BBS and DIRECTV desire to enter into this Agreement to set forth the terms upon which the Parties may engage in investment, programming and advertising/promotional opportunities;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BBS and DIRECTV agree as set forth herein:

1.   DEFINITIONS:
     -----------

     The following terms and variations thereof, as used herein, shall have the meanings listed below. Terms not defined in this Section shall have the meanings ascribed to them elsewhere in the Agreement.

     "Affiliated Company": With respect to any Person, another Person controlled by, under common control with or controlling (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) such Person.

     "Ancillary Equity Agreements": The following additional agreements (individually or collectively, as the context so indicates): (a) the Stock Purchase Agreement in the form attached hereto as Exhibit "A" and incorporated herein by this reference; (b) the Warrant Agreement in the form attached hereto as Exhibit "B" and incorporated herein by this reference; and (c) the Investor Rights Agreement in the form attached hereto as Exhibit "C" and incorporated herein by this reference.

     "BBS Properties": Internet web sites on the World Wide Web that are owned, managed, maintained or otherwise controlled by BBS or its agents from time to time. As of the Effective Date, the BBS Properties includes AthletesDirect, College Sports Xchange, Pro Sports Xchange, RotoNewsDirect, SportsAuthenticsDirect and SportsWritersDirect.

     "Common Stock": The shares of the common stock of BBS, $.001 par value per share.

     "Competing Multi-Channel System": Any multi-channel television distribution system, including without limitation any multi-channel cable or satellite-delivered television distribution system, operated wholly or predominantly in the USA, other than the DTV System. By way of example (but not limitation), a Competing Multi-Channel System would include, for example, the Dish Network and Time Warner Cable, but would not include, for example,





     "DTV Programming Services": Any programming service, whether owned or operated by DTV or by a third Person, distributed over the DTV System to DTV Subscribers.

     "DTV Subscribers": Those customers (both residential and non-residential customers) authorized by DTV to receive the DTV System.

     "DTV System": The DBS service owned and operated by DIRECTV and/or its Affiliates currently known as "DIRECTV" which utilizes DBS communications satellites located at 101 degrees W.L. to provide programming to subscribers in the United States (and any successor service).

     "Impression": An on-line user's exposure to an advertisement, including, without limitation, to the applicable advertiser's trademark or logo; or any teaser, icon, or link to an Internet site of or designated by such advertiser.

     "Internet Sports Provider": An on-line service, web-site or Internet destination that features, as its predominant category of content, any or any combination of the following: sports-related news, sports information, sports programming, sales of sports-related memorabilia and/or sales of licensed professional/collegiate team wear, apparel or products.

     "Laws": Any FCC and any other governmental (whether international, federal, state, municipal or otherwise) statute, law, rule, regulation, ordinance, code, directive and order, including, without limitation, any court order.

     "Person": Any natural person, corporation, division of a corporation, partnership, trust, joint venture, limited liability company, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Professional League Packages" Those "season packages" of live professional sports league programming made available by DIRECTV to its DTV Subscribers. The Professional League Packages currently made available by DTV are the "MLB Extra Innings" package (comprised of Major League Baseball games) (the "MLB Package"), "NFL Sunday Ticket" package (comprised of National Football League games) (the "NFL Package"), the "NBA League Pass" package (comprised of National Basketball Association games) (the "NBA Package") and the "NHL:
     Center Ice" package (comprised of National Hockey League games) (the "NHL Package").

     "Public Financing": The initial public offering of securities of BBS pursuant to a firmly underwritten sale of Common Stock registered by the Company in compliance with the Securities Exchange Act of 1934 resulting in proceeds to BBS of at least $20,000,000.

                                       2
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     "TWOS": The full motion video program promoting DTV sports programming/packages entitled "This Week on Sports" currently running on the TWOS Channel of the DTV System.

     "TWOS Channel": The full motion video programming service promoting DTV sports programming/packages currently operated and programmed by DTV and made available to all DTV Subscribers. On the Effective Date, the TWOS Channel appears on Channel 212 on the DTV System and is currently channel-mapped to Channels 601 and 701 on the DTV System.

     "TWOS Term": The thirty-six (36) month period commencing on August 1, 2000 (subject to the provisions of Section 4.8 below).


2.      ISSUANCE OF BBS SECURITIES TO ENTERPRISES:
        -----------------------------------------

     2.1  Issuance: Subject only to Enterprises' execution and delivery to BBS
          --------
          of the Ancillary Equity Agreements and Enterprises' delivery to BBS of the Upfront Stock Purchase Price, BBS shall issue to Enterprises (i) 6,804,417 shares of Common Stock (subject to increase pursuant to Section 2.2(a), the "Upfront Stock") and (ii) a warrant (the "Warrant") to purchase an additional 13,608,834 shares of Common Stock. BBS has advised Enterprises that it anticipates a reverse split of the number of shares of Common Stock and the Parties expressly understand that the share numbers described in this Section 2 refer to pre-split shares.

     2.2  Pre-Public Financing Adjustments: Notwithstanding the provisions of
          --------------------------------
          Section 2.1 above, if, immediately prior to the consummation of a Public Financing, the then number of shares of Common Stock of BBS determined on a fully-diluted basis (including all Common Stock issuable upon the conversion or exercise of any warrant, right or other security of BBS and excluding the Upfront Stock, the Warrant and any shares of Common Stock being sold in connection with the Public Financing) (the "Actual Number of Common Shares") differs from 355,341,779 by more than 1,000,000 shares, then the following shall apply:

          (a) If the Actual Number of Common Shares, is greater than 356,341,779, Enterprises shall have the right, but not the obligation, prior to the Public Financing, to purchase an additional number of shares of Common Stock (as Upfront Stock) so that the aggregate number of shares of Common Stock purchased by Enterprises as Upfront Stock is equal to two percent (2%) of ninety percent (90%) of the quotient obtained by dividing the Actual Number of Common Shares by 0.94 (i.e., 0.018 times [the Actual Number of Common Shares divided by 0.94]). The per share purchase price for any such additional shares of Common Stock shall be as set forth in Section 2.3 below. If Enterprises makes the foregoing election, then, in addition, BBS shall issue additional warrants to Enterprises (as part of the Warrant) so that the aggregate number of shares of Common Stock underlying the Warrant is equal to four percent (4%) of ninety percent (90%) of the quotient obtained by dividing the Actual Number of Commons Shares by 0.94 (i.e., 0.036 times [the Actual Number of Common Shares divided by 0.94]. The exercise price for any such additional warrants shall be as set forth in Section 2.4 below.

          (b) If the Actual Number of Common Shares, is less than 354,341,779, then the Parties shall determine the "Adjustment Factor" and an amount equal to Adjustment Factor (if any) shall be applied either as a reduction in the Channel Access Payment, a

                                       3
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               reduction in the TWOS Sponsorship Payment, a grant to BBS of additional "spots" on the TWOS Channel (or a combination of the foregoing, as mutually determined by the Parties). The "Adjustment Factor" shall equal the product of (i) the positive difference (the "Adjustment Number") obtained by subtracting an amount equal to two percent (2%) of ninety percent (90%) of the quotient obtained by dividing the Actual Number of Common Shares (post-split) by 0.94 (i.e., 0.018 times [the Actual Number of Common Shares (post-split) divided by 0.94]) from 6,804,417 (after being adjusted post-split) multiplied by (ii) the positive difference, if any, obtained by subtracting twelve dollars ($12) from the actual per share price of Common Stock issued in connection with the Public Financing.

     2.3  Upfront Stock Pricing: The per share price for the Upfront Stock shall
          ---------------------
          be $1.20 per share (for pre-split shares) and the aggregate total purchase price (the "Upfront Stock Purchase Price") shall be paid by Enterprises to BBS in cash, against delivery of appropriate stock certificates.

     2.4  Warrant Pricing: The exercise price for the Warrants shall be $1.40
          ---------------
          per share (for pre-split shares); provided, however, that in the event that, within six (6) months from the Effective Date, BBS shall issue Common Stock in a single sale or a series of related sales (whether a private sale, Public Financing or other public sale) involving a committed stock purchase price of more than $10,000,000 (or a number of Common Shares in excess of 7,500,000) at a price (taking into account cash and non-cash consideration received by BBS in connection with such issuance) other than $1.40 per share (subject to proportional adjustment to reflect any stock split or similar recapitalization event), then, with reference to the first such sale (only and as applicable), the per share exercise price for the Warrants shall be revised upward or downward (as applicable) to a per share price equal to the per share price for the Common Stock sold in connection with such first sale. By way of clarification, the exercise price of the Warrant shall only be subject to a single adjustment pursuant to the provisions of this Section 2.4.

     2.5  Vesting of the Warrants/Exercise Period: The Warrants shall vest over
          ---------------------------------------
          the three (3) year period commencing on the Effective Date as follows: one third (1/3) shall vest in four (4) equal quarterly increments during the one year period commencing on the Effective Date; one third (1/3) shall vest on the second anniversary of the Effective Date; and one third (1/3) shall vest on the third anniversary of the Effective Date. All Warrants shall remain exercisable for a period of three (3) years from vesting.

     2.6  Ancillary Equity Agreements: Concurrently herewith the Parties shall
          ---------------------------
          execute and deliver the Ancillary Equity Agreements. The Parties respective rights, obligations and restrictions with respect to the BBS securities being issued under this Agreement (including, without limitation, registration rights in favor of Enterprises and certain pre-initial public offering dilution protection in favor of Enterprises) are, to the extent not described herein, set forth in the Ancillary Equity Agreements.

     2.7  Board Representation:  Subject to applicable law in each instance:
          --------------------

          (a) Upon the closing of the Public Financing, BBS shall immediately expand the size of the Board of Directors to nine directors and appoint to the Board of Directors (subject to the majority vote of the remaining directors, which BBS shall solicit and use its best efforts to obtain, in accordance with BBS' by-laws), to fill the vacancy, one individual designated by Enterprises to serve on the Board of Directors. The director designated by

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          Enterprises shall, upon his/her appointment, continue to serve as a director until the next election of directors.

          (b) As long as Enterprises continues to own a number of shares of Common Stock (adjusted for stock splits and similar occurrences) that is greater than fifty percent (50%) of the aggregate of the number of Upfront Shares plus the number of shares of Common Stock purchased by Enterprises (from time-to-time) upon exercises of the Warrants, Enterprises shall be entitled to designate one individual to be nominated to the Board of Directors by BBS. Any individual so designated by Enterprises pursuant to this Section 2.7(b) is referred to herein as the "Designee."

          (c) During the period provided in Section 2.7(b) above, BBS shall nominate the Designee for election as a director as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of BBS relating to the election of directors, and shall provide the same support for the election of each such Designee as it provides to other persons standing for election as directors of BBS as part of BBS' management slate.

          (d) In the event that any Designee shall cease to serve as a director for any reason (other than the failure of the stockholders of BBS to elect such person as director), the vacancy resulting therefrom shall be filled by (subject to the majority vote of the remaining directors, which BBS shall solicit and use its best efforts to obtain, in accordance with BBS' by-laws) an individual designated by Enterprises in accordance with Section 2.7(b) above.

          (e) BBS will reimburse each Designee that serves as a director for all reasonable costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board of Directors or any committee of the Board of Directors upon which such director serves, in accordance with BBS' policies regarding reimbursement of director expenses. BBS shall indemnify and advance expenses to each such director to the same extent it indemnifies and advances expenses to its other directors pursuant to its organizational documents and applicable law.

          (f) In each instance, the individual designated by Enterprises as its Designee (and the individual initially designated by Enterprises under Section 2.7(a) above) shall be an executive officer of Enterprises.

          (g) Following the Public Financing and through the period described in
          Section 2.7(b), Enterprises shall have the right to have its designee participate in all meetings of the Board of Directors of BBS in an advisory capacity ("Advisory Designee"). The provisions of Section 2.7(f) shall apply with respect to the selection of such Advisory Designee and the provisions of Section 2.7(e) above with regard to reimbursement of expenses shall also apply to such Advisory Designee. Notwithstanding the foregoing, however (i) Enterprises rights under this Section 2.7(g) shall not apply at any time during which an individual designated by Enterprises (under Section 2.7(a) above or as a Designee, as applicable) is a duly appointed/elected member of the Board of Directors of BBS and (ii) it is understood by the Parties that the provisions of this Section 2.7(g) are intended to provide a "back-up" mechanism to ensure that Enterprise will have the ability to have a designee participate in meetings of the Board of Directors of BBS in the event that, despite the best efforts of BBS, the Parties are unsuccessful in having a designee of the Enterprises appointed to Board of Directors of BBS.

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3.     TWOS SPONSORSHIP:
       ----------------

     3.1  Primary Internet Sports Advertising Sponsor: During the TWOS Term,
          -------------------------------------------
          DIRECTV agrees that it shall not provide or permit advertising on the TWOS Channel for any other Internet Sports Provider, other than the following (collectively, the "Special Internet Sports Providers"):









     3.2  Payment for the TWOS Sponsorship: BBS shall pay to DIRECTV the amount
          --------------------------------
          of $2,400,000 (the "TWOS Sponsorship Payment") over the TWOS Term, as follows: (a) $750,000 equally over the five (5) month period commencing on August 1, 2000 and ending December 31, 2000; and (b) $1,650,000 equally over the thirty-one (31) month period commencing January 1, 2001. However, if, pursuant to the provisions of Section
          4.8 below, the TWOS Term does not commence until October 1, 2000, then the foregoing payments (and the aforesaid five (5) month and thirty-one (31) month payment periods) shall be correspondingly delayed. Monthly payments of the TWOS Sponsorship Payments shall be paid by BBS after the conclusion of the applicable month but no later than forty-five (45) days after receipt by BBS of an invoice from DIRECTV.

     3.3  Sponsorship Elements: In exchange for agreeing to make the TWOS
          --------------------
          Sponsorship Payment, BBS shall be entitled to the following programming/promotional time on the TWOS Channel during the TWOS Term ("Sponsorship Elements"):

               (a) During each annual period during the TWOS Term (the first annual period being the twelve month period commencing on the first day of the TWOS Term and so forth), BBS shall have
                    the right to include              feature segments (

                                    ) focusing on specific BBS
                    personality/product/promotion (approximately 3 minutes in duration) (each, a "Feature Segment"). The Feature Segments shall be run as part of, or adjacent to each airing of TWOS (other than the BBS Programming and subject to the provisions of Section 3.4 below) that may be aired on the TWOS Channel, but in no event less frequently than once per hour (other than during the BBS Programming Block(s) and subject to the provisions of Section 3.4 below).

               (b) One (1) :30 segment to air adjacent to each airing of the Feature Segments noted above, utilizing an in-studio host directing viewers to AthleteDirect web sites (or, at BBS' election, to other BBS Properties ) (each, a "Tie-In Segment").

               (c)          :30 second avails per hour in each hour for the
                    portion of any month when the Feature Segments provided in subparagraph (a) above are not being

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                    aired, for use in conjunction with the promotion of BBS
                    Programming and/or BBS Properties.

          All of the above segments and avails shall be subject to DIRECTV's editorial standards and practices. DIRECTV shall provide BBS with a copy of its editorial standards and practices prior to the commencement of the TWOS Term and shall provide BBS with a copy of any modifications made thereto by DIRECTV from time-to-time during the TWOS Term.

     3.4  Programming Adjustments: Currently, DIRECTV continuously loops TWOS on
          -----------------------
          the TWOS Channel twenty-four (24) hours a day, seven (7) days a week. Of the daily programming time remaining on the TWOS Channel after excluding the Primary Programming Block (and, if applicable, the Additional Programming Block) described in Section 4 below, DIRECTV shall be entitled to decrease by up to four (4) hours per day the number of hours that TWOS runs on the TWOS Channel without having any obligation to BBS to run the Feature Segment or Tie-In Segment or provide the avails described in subparagraph (c) of Section 3.3 above in conjunction with the replacement programming inserted in place of TWOS during such four (4) hour period. If, however, DIRECTV decreases the hours that TWOS is airing on the TWOS Channel by more than four
          (4) hours per day (again, after excluding the Primary Programming Block and, if applicable, the Additional Programming Block, described in Section 4.2 below), then, in those hours calculated beyond such four (4) hours (the "Reprogrammed Hours"), the following shall apply:

          (a) With respect to up to four (4) Reprogrammed Hours per day, DIRECTV shall be entitled to air its replacement programming without any obligation to attach or include BBS' applicable Feature Segment and Tie-In Segment in or to such replacement programming. However, during each such Reprogrammed Hour, (i) during the week when the Featured Segment is otherwise being
               aired, BBS shall be entitled to         :30 second avails per
               hour in each Reprogrammed Hour (for promotional use in accordance with the provisions of subparagraph (c) of Section 3.3 above) and
               (ii) during the balance of the month, BBS shall continue to be entitled to its avails in each such hour under subparagraph (c) of Section 3.3 above. In addition, with respect to the week(s) when the Featured Segment and Tie-In Segment would have otherwise been aired during the Reprogrammed Hours, DIRECTV shall calculate the number of hours when the Featured Segment and Tie-In Segment are not aired during such Reprogrammed Hours and, at such time as the amount of such "shortfall" hours is equal to an entire "programming week equivalent" (i.e., 168 hours less the number of hours in a week represented by the BBS Programming Block(s) and less the number of hours in a week represented by the up to four
               (4) hours per day of replacement programming referenced in the second sentence of this Section 3.4), then in the immediately following month DIRECTV shall be required to air an additional week of Featured Segments and Tie-In Segments to "make good" to BBS for such lost programming time (it being understood that during such "make good" week, the provisions of subparagraph (c) of Section 3.3 above shall not apply, except and to the extent that BBS would be entitled to such avails pursuant to clause (i) of this subparagraph (a), if applicable with respect to the "make good" week).

          (b) With respect to any Reprogrammed Hours per day in excess of the four (4) Reprogrammed Hours per day referred to in subparagraph
               (a) above, BBS' rights

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               with respect to its Sponsorship Elements shall apply with respect to the replacement programming to the same extent that they apply to TWOS.

     3.5  TWOS Channel Carriage: At all times during the TWOS Term, DIRECTV
          ---------------------
          shall provide the TWOS Channel to all DTV Subscribers as part of DIRECTV's "basic" tier. At present, the Parties do not contemplate that, at any time during the TWOS Term, DIRECTV will carry any other channel on the DTV System that is primarily programmed to promote sports programming and sports packages that is/are available on the DTV System, excluding, however, the following (the "Exempt Promotional Channels"): (a) any non-full motion, sports programming "menu" or schedule channel, (b) any non-full motion channel for ordering DTV sports programming and sports packages and (c) DIRECTV's "Big Event" channel, so long as the most significant portion of the sports programming/packages promotions thereon are promoting, directly or indirectly, the special events featured on "Big Event'). However, if DIRECTV does determine to carry any other channel on the DTV System that is primarily programmed to promote sports programming and sports packages that is/are available on the DTV System) (each, a "Covered Promotional Channel", which term expressly excludes the TWOS Channel and any Exempt Promotional Channels), then, with respect to each such Covered Promotional Channel, the following shall apply: (i) BBS shall be entitled to four (4): 30 second avails per hour on each such Covered Promotional Channel during each hour that such Covered Promotional Channel is on the air (for promotional use in accordance with the provisions of subparagraph (c) of Section 3.3 above); (ii) the provisions in favor of BBS under Section 3.1 shall equally apply to each such Covered Promotional Channel; and (iii) if DIRECTV is prepared to allow a third Person to produce/provide programming for any such Covered Promotional Channel, then, prior to entering into a production/programming agreement with such third Person, DIRECTV shall give BBS a right of first negotiation to discuss in good faith the possibility of BBS being the Person that provides such production/programming services. Notwithstanding the provisions of the foregoing clause (iii), if the third Person with whom DIRECTV is in discussions regarding production/programming services for a Covered Promotional Channel is



                                             , then DIRECTV shall be entitled to
          enter into an arrangement with such Person in connection with such Covered Promotional Channel without offering BBS the "first negotiation" right set forth in clause (iii) above.

4.     BBS PROGRAMMING BLOCK (S):
       -------------------------

     4.1  Channel Access Consideration: As partial consideration for DIRECTV
          ----------------------------
          making the channel access described below in this Section 4 available to BBS, BBS shall make payment to DIRECTV of a channel access fee of $1,000,000 (the "Channel Access Fee"), payable in three installments of $333,333, $333,333 and $333,334 on the first, second and third anniversary of the commencement of the TWOS Term, respectively. Notwithstanding the foregoing, if,

                                                           , the Channel Access
          Fee shall be increased by an amount equal to product of (a) the number of shares of Upfront Stock purchased by Enterprises (as recalculated post-split, but after deducting from such number an amount equal to the Adjustment Number, if any, under Section 2.2(b) above) multiplied by (b) the difference between fourteen dollars ($14) and the greater of twelve dollars ($12) or the actual per share price of Common Stock issued in connection with the Public Financing, such product to be either, at BBS' option, (i) grossed-up to take into account the time value of money (calculated using the prevailing federal funds rate) and proportionally spread across the three (3) installments of the Channel Access Fee set forth in this Section 4.1 or (ii) paid in full on the first anniversary of the commencement of the TWOS Term.

     4.2  Access to Programming Time: At all times during the TWOS Term, DIRECTV
          --------------------------
          shall make the TWOS Channel available to BBS for no less than five (5) hours per day for BBS to provide sports-related programming, as described below (the "BBS Programming") (the "Primary Programming Block"). The BBS Programming shall run during one of the two following time periods, to be selected by DIRECTV no later than May 1, 2000: 5 pm - 10 pm EST (Time Period 1) or 9 pm - 2 am EST (Time Period 2). At the option of DIRECTV, DIRECTV may also make available to BBS three
          (3) additional hours per day of programming on the TWOS Channel (the "Additional Programming Block" and, together with the Primary Programming Block, the "BBS Programming Block(s)"), which capacity shall be provided in a single block of time that may or may not be contiguous to the Primary Programming Block, but which shall, in any event, run no earlier than 8 am EST. Such option to provide the Additional Programming Block must be exercised by DIRECTV no later than March 1, 2001. If DIRECTV exercises such option, DIRECTV shall maintain the ability to run TWOS on additional DIRECTV channels on the DTV System, in DIRECTV's discretion, during the time period of the BBS Programming Block(s), provided, however, that (a) the Sponsorship Elements shall be made available with (or in, as applicable) TWOS on such additional channel(s) during such times and (b) the provisions of
          Section 3.1 in favor of BBS with respect to the TWOS Channel shall extend to such additional channels at all times during the period of the BBS Programming Block(s) on the TWOS Channel.

     4.3  Content of BBS Programming Blocks: BBS shall integrate promotional
          ---------------------------------
          content for DIRECTV sports package offerings into the BBS Programming. The Parties agree that (i) all such programming shall be at least thirty (30) minutes in length (including commercial and promotional time in and adjacent to such programming), (ii) the BBS Programming will be originally produced by or on behalf of BBS, with new programming (in whole or in part) to be provided on a weekly basis (at least 48 weeks/year), (iii) subject to clause (i), BBS shall be entitled to "loop" its BBS Programming (in whole or in part) during the BBS Programming Block(s) and (iv) the BBS Programming shall not be co-branded with, nor otherwise be presented as being a co-production between BBS and, any third party DTV Programming Service that features sports programming (e.g., ESPN, etc.). The BBS Programming, production values, content and look and feel shall: (a) be of a quality at least equivalent to that of the current TWOS show; (b) be subject to DIRECTV's editorial and creative approval, which shall not be unreasonably withheld (


                                                       ), and (c) provide a
          direct tie-in to the sports packages offered by DIRECTV. BBS and DIRECTV shall negotiate and agree within the sixty (60) day period commencing on the Effective Date on the procedures and schedules to enable DIRECTV to approve the BBS Programming and to discuss the extent to which BBS may "brand" the BBS Programming Block(s) (in addition to "branding" the BBS Programming itself). The BBS Programming Block(s)shall contain no more than twelve (12) minutes of: 30 second avails per hour, of which DIRECTV shall have the right to use three (3) minutes of such:
          30 second avails at no charge to DIRECTV; such avails shall be used for the placement of advertising by DIRECTV or such third Persons as DIRECTV may designate, provided that such third Persons shall not include any other Internet Sports Provider, other than a Special Internet Sports Provider. BBS shall be responsible for selling avails aired during the BBS Programming Block(s), except for avails provided to DIRECTV as described above. Advertising contained in the BBS Programming Block(s) shall be subject to DIRECTV's contractual obligations and restrictions and DIRECTV's standard
          advertising policies and guidelines (with DIRECTV agreeing to provide BBS with a copy of such policies and guidelines prior to the commencement of the TWOS Term and with a copy of any modifications made thereto by DIRECTV from time-to-time during the TWOS Term), and such advertising shall not advertise any






                               .   BBS and DIRECTV shall mutually agree on the
          rate card for advertising contained in the BBS Programming, consistent with DIRECTV's then-current rate card for TWOS advertising (to be provided by DIRECTV to BBS from time-to-time, but at least quarterly), such mutual agreement to include mutual agreement as to appropriate discounts off the rate card, if any, to be made available to advertisers. The BBS Programming may include such items as features, interview segments, sports updates and sports merchandising segments,
          provided that no more than                      of BBS Programming
          time will be devoted to merchandising. DIRECTV shall receive a royalty
          of                     of net sales of products and merchandise (net
          sales being defined as cash received by BBS less product costs, shipping and fulfillment costs, credit card charges, taxes and returns) sold on BBS Programming during the BBS Programming Blocks. BBS shall pay DIRECTV's applicable royalties, if any, on a quarterly basis, with adjustments to be made between quarterly periods for reserves and other occurrences requiring a calculation adjustment. Prior to BBS' inclusion of any merchandising segments, the Parties shall meet to discuss the manner in which BBS intends to track and differentiate sales of merchandise to which DIRECTV is entitled to a royalty, such methodology to also focus on trying to direct BBS' merchandising customers to BBS and away from DIRECTV for related customer assistance. DIRECTV shall have audit rights with respect to the merchandising royalty contemplated herein, such audit right to be
          (a) limited to reviewing the relevant books and records of BBS pertaining to the applicable merchandising activities, (b) exercisable once per annum, during normal business hours and for not more than ten
          (10) business days and (c) conducted by a Big 5 accounting firm or such other accounting firm requested by DIRECTV and approved by BBS.

     4.4  BBS Programming Operations: Upon notice by DIRECTV (which notice
          --------------------------
          DIRECTV shall use commercially reasonable efforts to provide within six (6) months after the Effective Date), the BBS Programming will be delivered by BBS, at BBS's sole cost and expense, to DIRECTV's Los Angeles uplink center via fiber, pursuant to DIRECTV's standard delivery requirements. Until such notice, the BBS Programming will be taped and will be delivered to DIRECTV in accordance with DIRECTV's standard procedures. DIRECTV shall bear no liability for any tapes that are not received by DIRECTV or that are received after the relevant deadlines for such tapes, or are otherwise received after the relevant deadlines for such tapes, or are otherwise not delivered in accordance with the DIRECTV procedures.

     4.5  Other Considerations: DIRECTV will at all times during the TWOS Term
          --------------------
          continue to "channel map" the TWOS Channel to at least one channel "slot" located adjacent to (and preceding) the channel grouping on the DTV System that is dedicated to sports programming. The BBS Programming shall be branded by BBS (in accordance with the "branding" discussions contemplated by Section 4.3 above), provided that BBS will make such branding consistent with the look and feel of the TWOS Channel, and provided further that such branding, when exhibited on the TWOS Channel, shall contain a secondary reference to DIRECTV (and, at DIRECTV's election, DIRECTV will have the right to superimpose the DIRECTV "bug" on-air during the BBS Programming). The BBS branding will appear on the banner description included as part of the DIRECTV on-screen guide when BBS Programming is delivered.

     4.6  Promotion of the TWOS Channel/BBS Programming: DIRECTV will continue
          ---------------------------------------------
          to promote the TWOS Channel consistent with past practices, including on-air (: 30 avails) and bill stuffer promotions; provided, however,
          DIRECTV will air no less than                             total on-air
          avails for the TWOS Channel per week. During every quarter, no less
          than                            of such TWOS on-air promotions shall
          be used to promote the BBS Programming on TWOS (the "BBS Programming Spots"). Such promotional materials promoting the BBS Programming shall be produced by BBS, subject to review and approval by DIRECTV, not to be unreasonably withheld, it being understood and agreed that such promotional materials shall be "branded" by BBS and may, at BBS' option, include a promotional component (of up to ten (10) seconds) identifying the location of BBS Properties on-line. The BBS Programming Spots shall be dispersed on a representative basis across the DTV Programming Services (and across the day parts of such DTV Programming Services;





                   ) described on Exhibit "D" attached hereto and incorporated herein by this reference;



               . By way of clarification, if BBS does not elect to utilize the full complement of its BBS Programming Spots in a particular week, the un-utilized spots will be deemed forfeited (i.e., they cannot be "banked" and rolled into a subsequent period).

     4.7  Additional Promotion of the TWOS Channel: DIRECTV shall also provide
          ----------------------------------------
          BBS with one (1) page, at no cost to BBS, in each edition of ON Sports Magazine during the TWOS Term to promote BBS Programming on the TWOS Channel.

     4.8  Delay in Commencement of TWOS Term: The Parties have determined that
          ----------------------------------
          the TWOS Term will commence August 1, 2000; however:

          (a) On or prior to May 15, 2000, BBS shall provide DIRECTV with written notice confirming that BBS will be able to commence programming the Primary Programming Block (in accordance with the requirements of this Section 4) on August 1, 2000. If BBS is unable to provide such confirmation, then the commencement of the TWOS Term shall be delayed (for all purposes under this Agreement, including, without limitation, the provisions of this
               Section 4 and Section 3 above) to October 1, 2000 (but the duration of the TWOS Term, as so delayed, shall remain thirty-six
               (36) months); provided further, that in the event that BBS is unable to commence programming the Primary Programming Block (in accordance with the requirements of this Section) prior to January 1, 2001 (and/or does not provide DIRECTV with at least sixty (60) days prior notice of its capability to commence programming the Primary Programming Block (in accordance with the requirements of this Section) prior to January 1, 2001), then BBS shall forfeit the rights and privileges provided under this
               Section 4; and

          (b) If BBS has not consummated the Public Financing by August 1, 2000, then the commencement of the TWOS Term shall be delayed (for all purposes under this Agreement, including, without limitation, the provisions of this Section 4 and Section 3 above) to October 1, 2000 (but the duration of the TWOS Term, as so delayed, shall remain thirty-six (36) months).

5.     CROSS PROMOTION OF PRODUCTS: DIRECTV and BBS will use commercially
       ---------------------------
       reasonable efforts to cross-market products (such as BBS' My Baseball Daily and DIRECTV's Professional League Packages) to each other's subscriber base.

6.     MARKETING OBLIGATIONS:
       ---------------------

     6.1  Incentives: If DIRECTV so requests, BBS will provide DIRECTV with the
          ----------
          following in-kind promotional incentives, during the three (3) year period commencing on August 1, 2000. BBS shall provide electronic product subscriptions to BBS' on-line subscription products (e.g., My Baseball Daily) mutually agreed by the Parties in the amount of up to
                       in the first 12 months and up to            (in the
          aggregate) over the next 24 months, and shall also provide up to in sports memorabilia to be mutually selected, during each of the three (3) annual twelve (12) month periods commencing August 1, 2000. In calculating the value of the electronic product subscriptions and the sports memorabilia, (a) in the case of electronic product subscriptions, reference shall be made to (i) the prices at which BBS currently makes such products available to consumers (other than during special promotional periods), with respect to those electronic product subscriptions currently published by BBS or (ii) the prices at which BBS is generally selling such subscriptions (other than during special promotional periods), with respect to those electronic product subscriptions hereafter published by BBS, and (b) in the case of memorabilia, reference shall be made to the prices at which BBS is then making such products available to consumers. DIRECTV shall determine the households, in its sole discretion, that are to be provided with the materials contemplated under this Section 6.1 (provided, however, that each such household shall be (or become) a subscriber to one or more of DIRECTV's sports packages) and the Parties shall hereafter meet to establish appropriate procedures for affecting the on-line delivery of the electronic product subscriptions to such identified households.

     6.2  Athlete Appearances: In addition, during each year of the three (3)
          -------------------
          year period set forth in Section 6.1 above, BBS will make at least
                    (in the aggregate) "A" level talent athletes from the BBS roster of "signed" athlete available to DIRECTV for an appearance or interview/photo session promoting relevant Professional League Packages on the DTV System ("Athlete Appearances"). DIRECTV may use such material to promote its Professional League Packages across such media as On Sports, TWOS, DIRECTVsports.com and other on-air spots, printed advertising and online advertising. The content and the extent of the use of such promotions and its placement shall be subject to the approval of the athlete in all cases, which approval shall not be unreasonably withheld. BBS and DIRECTV shall, upon DIRECTV's request, meet from time-to-time to discuss possible candidates for Athlete Appearances and the scope of activities/usage likely to be approved by such candidates; provided, that BBS agrees to provide Athlete Appearances in the particular sport(s) requested by DIRECTV (so long as


                                                                ); provided
          further, that while BBS agrees to give due consideration to the requests and desires of DIRECTV, BBS shall continue to have, subject only to the immediately preceding proviso, the right, as between BBS and DIRECTV, in its sole discretion to make the final determination as to which "A" level talent athletes shall provide the Athlete Appearances.

                     .  Examples of "A" level talent include:




          (d)

          BBS will handle all expenses associated with providing athletes to DTV (appearance fees, travel/ boarding expenses, etc.) in connection with Athlete Appearances.

     6.3  DIRECTV Purchase of Advertising on BBS Web-Sites:  If DIRECTV does not
          ------------------------------------------------
          exercise its option to have BBS program the Additional Programming Block, then DIRECTV shall purchase advertising Impressions on the BBS Properties ("BBS Advertising") equal to not less than the following aggregate sums (as measured using BBS' then standard advertising rate card, but with an appropriate discount to reflect a level of discount, if any, then provided by BBS for comparably sized advertising commitments): $1,250,000 during the period of April 1, 2002 to March 31, 2003 and $1,250,000 during the period of April 1, 2003 to March 31, 2004. The timing and placement of the purchased advertising (if applicable) shall be mutually agreed upon by the Parties at the time. DIRECTV may use any BBS Advertising purchased hereunder only as follows: (a) DIRECTV may use the BBS Advertising for the placement of advertising regarding DIRECTV's equipment, generic DIRECTV service offers that do not identify any particular programming, DIRECTV's Professional League Packages or DIRECTV programming packages/programming offers in connection with customer acquisition and/or customer up-grade (it being agreed that such offers may make reference to "Total Choice Sports" but shall not otherwise emphasize, although they may incidentally refer to, any DTV Programming Service
          that emphasizes sports); and (b) DIRECTV may use up to     of the BBS
          Advertising in any calendar quarter to promote third party products and services unrelated to DIRECTV, subject, however, to BBS' prior written consent, which shall not be unreasonably withheld (the "Third Party Advertising"). BBS shall be deemed to have pre-approved Third Party Advertising by the following third Persons, subject to approval of the creative elements (to assure compliance with BBS' standards and practices regarding Third Party Advertising on the BBS Properties): DIRECTV system hardware manufacturers, retailers of DIRECTV system hardware and DIRECTV services and DIRECTV advanced product partners, such as WINK and TiVo.

7.     RIGHTS TO "MATCH":
       -----------------

     7.1  Default Internet Sports Website: If DIRECTV determines to provide
          -------------------------------
          access to Internet websites through the DTV System, and if, in connection therewith, DIRECTV elects to group such Internet websites by theme or content category, then the following shall apply: if the Internet sports websites (if any) are grouped in a distinct area and such area is accessed through a central "click through" or "button-through" device, and if DIRECTV is prepared to allow any Internet sports website to be the "default" Internet sports website within such area (e.g., to be the first Internet sports website to appear upon entry to such area or the Internet sports website that will be "defaulted" to if no further viewing election is made by a viewer while in such area), then BBS shall be provided the opportunity to bid to match any offer provided by (or made to) DIRECTV to become the "default" Internet sports website on the DTV System, provided, that BBS understands it cannot match an offer (and DIRECTV shall not be obligated to offer BBS the opportunity to match an offer) in which a principle component of consideration includes an item or items for which BBS cannot provide a reasonable equivalent type (as opposed to amount) of consideration, including, without limitation, cross promotion in non-Internet media. By way of clarification, DIRECTV's obligations under this Section 7.1 shall not be applicable to the distribution of web sites by third party Internet service providers (e.g., AOL or WebTV) that utilize DIRECTV receiving equipment as a means of supporting delivery to consumers of Internet content, so long as DIRECTV does not have any editorial control over, or any control over the selection of the Internet sports web sites delivered by, such third party Internet service providers.

     7.2  Advertising Inventory Opportunity: BBS shall be provided the
          ---------------------------------
          opportunity to purchase available advertising avails on sports and non-sports related DTV Programming Services, in an amount no less than that level of inventory made available by DIRECTV to any other Internet provider focused primarily on sports.

     7.3  Mechanics: The procedures attendant to the opportunities provided to
          ---------
          BBS under Sections 7.1 and 7.2 above shall be hereafter negotiated in good faith by the Parties, it being the intent of the Parties that such procedures be fair and reasonable and give due regard to each Parties' interests and concerns.

8.     WEB-SITE CARRIAGE:  If DIRECTV shall hereafter enter into an agreement to
       -----------------
       deliver one or more third Person sports websites (that are otherwise accessible over the Internet) on the DTV System (excluding, for this purposes, websites belonging to the professional sports leagues that provide DIRECTV with the Professional Sports Packages), DIRECTV shall so advise BBS and, upon BBS's request, negotiate in good faith with BBS with respect to the delivery of one or more BBS Properties on the DTV System, it being understood that DIRECTV shall have no further obligation other than to negotiate in good faith. By way of clarification, DIRECTV's obligations under this Section 8 shall not be applicable to the distribution of web sites by third party Internet service providers (e.g., AOL or WebTV) that utilize DIRECTV receiving equipment as a means of supporting delivery to consumers of Internet content, so long as DIRECTV does not have any editorial control over, or any control over the selection of the Internet sports web sites delivered by, such third party Internet service providers.

9.     CROSS LICENSES:  Each of the Parties hereby grants to the other a limited
       --------------
       license to use the trademarks and logos of the other in connection with activities expressly contemplated by this Agreement; all such usage by the applicable licensee shall be within the applicable licensor's guidelines for the protection and preservation of such trademarks and logos (such guidelines, and any updates, to be provided by each Party to the other from time-to-time during the term of this Agreement). From and after the Effective Date, the Parties shall negotiate and enter into more formal reciprocal license agreements more particularly setting forth the terms and conditions of use. Nothing herein shall be construed to provide for a transfer or assignment by a Party to the other Parties of any rights to such first Party's trademarks and logos (beyond the limited license contemplated by the first sentence of this Section 9).

10.    CONFIDENTIALITY:  Each Party understands that during the term of this
       ---------------
       Agreement it may have access to, or there may be disclosed to it ("Recipient"), certain information not generally known to the public about the other party ("Discloser") or other parties with whom Discloser is doing business (including, without limitation, information relating to its technical, marketing, product and/or business affairs) (hereinafter collectively referred to as "Confidential Information"). During and after the term of this Agreement, Recipient will (a) take such precautions (but no less than reasonable precautions) to protect the confidentiality of the Confidential Information of Discloser as Recipient takes to protect its own similar confidential information; and (b) not disclose any Confidential Information of Discloser to any third party without the express authorization of an officer of Discloser other than to (a) those of its employees, agents and advisors who have a need to know such information to enable Recipient to perform its obligations hereunder, who are advised of the confidential and proprietary nature of such information, and who are subject to a duty of loyalty and confidentiality to Recipient and (b) a potential private investor in a Party or a potential purchaser of a Party (or of all or substantially all of the assets of a Party) and its representatives, all on a need to know basis and subject to such potential investor/purchaser executing a confidentiality agreement pursuant to which such potential investor/purchaser agrees, on behalf of itself and its representatives, to comply with the confidentiality provisions of this Section.

       In the event Recipient is directed to disclose any Confidential Information of Discloser by operation of law or in connection with a judicial or governmental proceeding or inquiry, it will promptly notify Discloser in writing and will assist Discloser in seeking a suitable protective order or assurance of confidential treatment and in taking any other steps deemed reasonably necessary by Discloser to preserve the confidentiality of any such information; nevertheless, Recipient may disclose only that portion of Discloser's Confidential Information as is required to comply with any applicable judicial or governmental order and will afford Discloser a reasonable opportunity to review and comment on the text of any such disclosure before it is made by Recipient. Recipient's obligations contained in this paragraph will not apply to any information that: (i) is rightfully in the possession of Recipient from a source other than Discloser prior to the time of disclosure of said information to Recipient hereunder ("Time of Receipt"); (ii) is in the public domain prior to the Time of Receipt; (iii) becomes part of the public domain after the Time of Receipt by any means except an unauthorized act or omission or breach of this Agreement on the part of Recipient or any of its employees, agents or advisors; (iv) is supplied to Recipient after the Time of Receipt without restriction by a third party who is under no obligation to Discloser to maintain such information in confidence; or
       (v) is developed by or for Recipient independently of and without reference to any Confidential Information of Discloser.

11.    REPRESENTATIONS AND WARRANTIES:
       ------------------------------

     11.1  Of BBS: BBS represents and warrants that: (i) BBS has full authority
           ------
           to enter into this Agreement and to make the grants and licenses made hereunder without violating the rights of, or any agreement involving, any other Person; (ii) all obligations owed or to be owed to third Persons by BBS with respect to the activities contemplated to be undertaken by BBS pursuant to this Agreement are or will be fully satisfied by BBS, such that DIRECTV will not have any obligations with respect thereto; and (iii) BBS is not contractually or legally restricted from performing its obligations under this Agreement.

     11.2  Of DIRECTV: DIRECTV represents and warrants that: (i) it has full
           ----------
           authority to enter into this Agreement and to make the grants and licenses made hereunder without violating the rights of, or any agreement involving, any other Person; (ii) all obligations owed or to be owed to third Persons by DIRECTV with respect to the activities contemplated to be undertaken by DIRECTV pursuant to this Agreement are or will be fully satisfied by DIRECTV, such that BBS will not have any obligations with respect thereto; and (iii) DIRECTV is not contractually or legally restricted from performing its obligations under this Agreement.

12.    INDEMNIFICATION:
       ---------------

     12.1  Indemnification Obligations: Each Party (the "Indemnifying Party")
           ---------------------------
           shall indemnify, defend and hold harmless the other Party (the "Indemnified Party") and the Indemnified Party's Affiliates, officers, directors, employees, agents, successors and assigns (collectively with the Indemnified Party, the "Indemnified Group") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred in connection with any claim against the Indemnified Group arising out of (a) the Indemnifying Party's breach of any of its obligations, agreements or covenants under this Agreement, (b) a breach of any representation or warranty made by the Indemnifying Party under this Agreement, (c) any libel, slander, defamation, invasion of privacy or violation or infringement of copyright, trademark or other third party proprietary rights as a result of any services, materials, programming, channel capacity or advertising performed or provided by the Indemnifying Party pursuant to or in furtherance of the activities contemplated under this Agreement, (d) any violation of Law committed by the Indemnified Party or (e) in the case of BBS, the presentation, marketing or selling of any products or services on the BBS Programming Block (s) (other than those included in the "spots" appearing during the BBS Programming Block(s) that were made available to DIRECTV pursuant to Section 4.3 above) and/or the use by consumers of such products or services.

     12.2  Defense of Third Party Claims:  The Indemnified Party shall promptly
           -----------------------------
           notify the Indemnifying Party in writing of any third party claim or litigation to which the indemnification provisions of Section 12.1 apply, and the Indemnifying Party shall assume the defense of any such claim or litigation (provided, that the Indemnified Party shall have the right to engage separate counsel of its choice and participate in the defense, negotiation and settlement of such action or proceeding, but shall bear the fees and expenses of such separate counsel retained by the Indemnified Party and the Indemnified Party shall cooperate in the defense of such claim at no cost or charge to the Indemnifying Party, other than for performing such acts as the Indemnifying Party shall request). If, for any reason, the Indemnifying Party shall fail to appoint counsel on a timely basis, or otherwise fails to confirm its assumption of the defense of any applicable claim, the Indemnified Party may engage its own counsel and the reasonable costs and expenses made in connection therewith shall be paid by the Indemnifying Party. The Indemnified Party shall have the right to approve or disapprove the settlement or disposition of any such claim or litigation proposed by the Indemnifying Party, which right shall expire twenty (20) days following the Indemnified Party's receipt of written notice thereof. The Indemnifying Party shall not have the right to enter into any settlement or compromise unless, in connection therewith, the Indemnifying Party obtains from the claimants a full release of all related claims against the Indemnified Group and does not otherwise purport to adversely affect or curtail the Indemnified Group's proprietary rights or interests.

13.    LIMITATION OF LIABILITY: SUBJECT TO THE INDEMNIFICATION OBLIGATIONS OF
       -----------------------
       THE PARTIES UNDER SECTION 12 WHICH APPLY IN THE EVENT OF ANY THIRD PARTY CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.    SPECIAL TERMINATION PROVISIONS: The following shall be in addition to the
       ------------------------------
       termination rights of the Parties under Section 15 below:

       (a) If the Public Financing has not occurred prior to the day after the six (6) month anniversary of the Effective Date, DIRECTV shall have the right, exercisable by written notice provided to BBS not later than five (5) business days after such anniversary, to terminate this Agreement upon ten (10) business days prior written notice. In the event of any such termination under this subparagraph (a), (i) DIRECTV shall nevertheless retain all of its Upfront Stock plus any Warrants exercised prior to said termination, (ii) DIRECTV shall forfeit any further rights to (including any rights to exercise) any then unvested or unexercised Warrants, (iii) BBS shall nevertheless remain obligated to make the Channel Access Payment in accordance with the provisions of Section 4.1 above) and shall promptly pay DIRECTV the additional sum of $3,500,000 and (iv) the remaining obligations of the Parties hereunder (including, without limitation, those arising under Sections 3, 4 and 5) shall terminate on a prospective basis, except as provided in Section 16.5 below.

       (b) If this Agreement is otherwise terminated by DIRECTV pursuant to the provisions of Section 15.2 below, then, BBS shall promptly pay to DIRECTV (without limiting, and in addition to, any damages that DIRECTV may be entitled to elsewhere in this Agreement for such breach) (a) (i) the sum of $3,500,000 if such breach occurs during 2000 or (ii) $1,500,000 if such breach occurs during 2001 plus (b) the then remaining unpaid portion of the Channel Access Fee.

       (c)



                                                    , then BBS shall have the
            right, exercisable by written notice provided to DIRECTV not later than thirty (30) days after BBS's receipt of written notice from DIRECTV of such future obligations and restrictions, to terminate this Agreement upon sixty (60) days prior written notice. In the event of any such termination under this subparagraph (c), the consequences shall be the same as arise in connection with a termination under subparagraph (a) above (except that the $3,500,000 figure in clause (iii) of subparagraph (a) shall be reduced to $1,500,000 if such termination occurs in 2001 and shall not be payable, in whole or in part, if such termination occurs after
            2001).

15.    TERMINATION:  This Agreement may be terminated by a Party, in its
       -----------
       discretion, at any time after any of the following occurrences:

     15.1  Termination by BBS: BBS may terminate this Agreement under the
           ------------------
           following circumstances:

           (a)  Breach of Material Obligation: DIRECTV fails to perform any
                -----------------------------
                material agreement, term or covenant under this Agreement, unless (i) DIRECTV cures such failure within thirty (30) days after receipt of such written notice thereof from BBS or (ii) DIRECTV has diligently commenced reasonable steps to cure such failure within such thirty (30) day period and thereafter diligently and completely cures such failure within an additional thirty (30) day period;

           (b)  Breach of Representation/Warranty: Any representation or
                ---------------------------------
                warranty made by DIRECTV hereunder proves to be inaccurate in any material respect, in which case BBS shall have the right to terminate this Agreement upon thirty (30) days prior written notice to DIRECTV of such inaccuracy.

           (c)  Insolvency: Upon the filing of a voluntary or involuntary
                ----------
                petition in bankruptcy by or against DIRECTV or upon the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of DIRECTV's property, provided, that in the case of an involuntary petition or appointment, BBS shall not have the right to terminate if the applicable involuntary action is vacated within thirty (30) days.

     15.2  Termination by DIRECTV: DIRECTV may terminate this Agreement under
           ----------------------
           the following circumstances:

           (a)  Breach of Material Obligation: BBS fails to perform any material
                -----------------------------
                agreement, term or covenant under this Agreement, unless (i) BBS cures such failure within thirty (30) days after receipt of such written notice thereof from DIRECTV or (ii) BBS has diligently commenced reasonable steps to cure such failure within such thirty (30) day period and thereafter diligently and completely cures such failure within an additional thirty (30) day period;

           (b)  Breach of Representation/Warranty: Any representation or
                ---------------------------------
                warranty made by BBS hereunder proves to be inaccurate in any material respect, in which case DIRECTV shall have the right to terminate this Agreement upon thirty (30) days prior written notice to BBS of such inaccuracy.

           (c)  Insolvency:  Upon the filing of a voluntary or involuntary
                ----------
                petition in bankruptcy by or against BBS or upon the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of BBS's property, provided, that in the case of an involuntary petition or appointment, DIRECTV shall not have the right to terminate if the applicable involuntary action is vacated within thirty (30) days.

     15.3  Remedies: The foregoing termination rights are in addition to a
           --------
           Party's other rights at law or in equity or pursuant to any other provision of this Agreement.

16.    MISCELLANEOUS:
       -------------

     16.1  Invoices: The Parties agree that, in respect of any payment hereunder
           --------
           not otherwise specifically provided for as to date of payment, each Party shall invoice the other Party for any amount due to it hereunder and payment shall be due and payable no later than forty-five (45) calendar days following receipt of such invoice. The failure by a Party to provide a timely invoice to another Party shall not constitute a waiver by it of its right to receive such amounts but the corresponding payment shall not be deemed due and payable until the expiration of the due date as determined in this Section.

     16.2  Severability: If any term or other provision of this Agreement is
           ------------
           invalid, illegal or incapable of being enforced by reason of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     16.3  No Waiver: The failure of either Party to partially or fully exercise
           ---------
           any right or the waiver by either Party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

     16.4  Assignment: Neither Party may assign any of its rights or obligations
           ----------
           under this Agreement to any other Person without the other Party's prior written consent; provided, that either Party may assign its rights and obligations under this Agreement to an Affiliate, to a third Person which acquires all or substantially all of such Party's assets or to a third Person into which such Party may be merged or consolidated, provided that the applicable assignee agrees to assume all of the assigning Party's obligations hereunder and subject to the further understanding that the assigning Party shall nevertheless remain liable for its obligations hereunder (notwithstanding such assignment) in the absence of a contrary written agreement with the non-assigning Party. However, in the event this Agreement is assigned by BBS to a provider of sports video programming (i.e., a Person who distributes one or more cable programming sports channels in the United States such as ESPN, FoxSports, etc.), then the BBS Programming Restrictions set forth below shall apply, commencing as of the effective date of such assignment. Notwithstanding anything to the contrary set forth above: (a) BBS may not assign this Agreement or delegate any of its obligations under this Agreement to a Person that controls, is controlled by or is under common control with one or more Competing Multi-Channel System(s) (a "CMCS Person"); and (b) in the event of a change-of-control of BBS by way of a merger, consolidation or otherwise that results in BBS being controlled by a CMCS Person, DIRECTV shall have the right to terminate this Agreement upon sixty (60) days prior written notice (the consequences of such termination being the same as arise in connection with a termination under Section 14.(c) above). The "BBS Programming Restrictions" are as follows: The BBS Programming is not intended to provide a vehicle for delivery of a sports programming channel (or portion thereof) that would ordinarily be the subject of a programming affiliation agreement between DIRECTV and the provider, nor is it intended to provide a forum to create subscriber demand for such an affiliation agreement. Accordingly, the BBS Programming shall not be modified, promoted or provided in any way that would contravene such intended restrictions. In addition, (i) the branding of the BBS Programming shall not be changed without the consent of DIRECTV, which may be withheld in its discretion and (ii) references to programming channels or programming providers (whether or not currently distributed on the DIRECTV System) in the content of the BBS Programming shall be subject to the consent of DIRECTV, which may be withheld in its discretion.

     16.5  Survival: Upon expiration or termination of this Agreement, the
           --------
           provisions of Sections 10, 12 and 14 above shall survive.

     16.6  Governing Law/Jurisdiction: This Agreement and all matters collateral
           --------------------------
           hereto shall be construed and enforced in accordance with the laws of the State of California applicable to contracts executed and performed entirely therein. Each of the Parties hereby irrevocably agrees that the state and federal courts located in Los Angeles, California shall have sole jurisdiction over any suit or other proceeding arising out of or based upon this Agreement and each Party hereto hereby waives any claim that it is not subject personally to the jurisdiction of said courts of that any such suit or proceeding is brought in an inconvenient forum or improper venue. Each of the Parties hereto irrevocably agrees that service of process in any such suit or other proceeding shall be properly made (without limitation) if delivered to the address(es) set forth in Section 16.12 below.

     16.7  Third Party Beneficiaries: No other Persons shall be deemed a third
           -------------------------
           party beneficiary of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     16.8  Amendments: This Agreement may not be amended or modified except by
           ----------
           an instrument in writing signed by both BBS and DIRECTV.

     16.9  Force Majeure: Neither Party shall be liable to the other Party for
           -------------
           any losses or damages incurred by such other Party for breach of any representation, warranty or covenant made by it in this Agreement or for failure or delay in providing any services or content described in this Agreement where such breach, failure or delay is due to acts of God, failure of carriers, labor disputes, war, public disaster, failure or delay in software encoding, any failure or degradation in performance of the DBS satellite(s) or transponders on such satellites (as applicable) or of the DTV System, or any other cause beyond its control (each, a "Force Majeure Event"). Any failure or delay in performance of this Agreement shall be excused for the period of time such Force Majeure Event(s) causes such non-performance; provided, however, that if DIRECTV determines in its sole discretion that it is commercially or technically unfeasible to cure a Force Majeure Event with respect to the DTV System or DBS satellite(s) and so notifies BBS, then either Party may terminate this Agreement effective upon written notice to the other Party (the consequences of such termination being the same as provided in the event of a termination under Section 14.(c) above). The Parties acknowledge and agree that although the TWOS Channel (including BBS Programming) may at any given time be uplinked to only one of several DBS satellites, failure or degradation in any of such DBS satellites may require DIRECTV to reduce the number of services available for allocation among all of the DBS satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the TWOS Channel (including BBS Programming) by DIRECTV, at DIRECTV's sole discretion; in such instance, however, each of the Parties shall have the termination rights set forth in the immediately preceding sentence.

     16.10  Program Guides: During the TWOS Term, DIRECTV shall provide BBS with
            --------------
            the monthly program guide for the DTV System, not later than the time that DIRECTV provides such monthly guides to its DTV Subscribers.

     16.11  Counterparts: This Agreement may be executed in one or more
            ------------
            counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     16.12  Notices: All notices hereunder shall be in writing and shall be sent
            -------
            by certified mail (return receipt requested) or registered mail, by air courier service, by personal delivery or by facsimile confirmed by mail (provided that notices of breaches under this Agreement may not be made by facsimile) to the address (or fax number) of the Party for whom it is intended, as follows:

            BBS: Broadband Sports, Inc., 2120 Colorado Avenue, Suite 200, Santa Monica, California 90404, Fax No. 310\453-8101, Attn: Vice President, Business Development, with a separate copy to the attention of Vice President, General Counsel.

            To DIRECTV: DIRECTV, 2230 E. Imperial Hwy, El Segundo, California 90245, Fax No. 310\535-5420, Attn: Vice President of New Ventures, with a separate copy to the attention of the General Counsel, Fax No. 310\726-4991.

            All notices shall be deemed to have been given (a) on the fifth business days after the date when sent by registered or certified mail, if sent by mail, (b) on the first business day after the date of delivery to an air courier service, if sent by air courier or (c) on the date of receipt, if sent by personal delivery or facsimile.

     16.13  Captions: The headings of sections and subsections contained in this
            --------
            Agreement are intended for convenience only, and they shall not be of any effect in construing the contents of the respective sections and subsections.

     16.14  Entire Agreement: This Agreement, together with the Ancillary
            ----------------
            Security Agreements, sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter.

            IN WITNESS WHEREOF, BBS and DIRECTV have each executed this Agreement as of the Effective Date.


BROADBAND SPORTS, INC.                      DIRECTV ENTERPRISES, INC.



By:                                         By:
    -----------------------------               --------------------------
Name:                                       Name:
Title:                                      Title:



                                            DIRECTV, INC.



                                            By:
                                                --------------------------
                                            Name:
                                            Title:

                                   EXHIBIT A
                                   ---------

                           STOCK PURCHASE AGREEMENT

                                   EXHIBIT B
                                   ---------

                               WARRANT AGREEMENT

                                   EXHIBIT C
                                   ---------

                           INVESTOR RIGHTS AGREEMENT

                                   EXHIBIT D
                                   ---------

         LIST OF DTV PROGRAMMING SERVICES FOR PURPOSES OF SECTION 4.5

                                       26